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                                                                       EXHIBIT 6
                             WALL DATA INCORPORATED

                             1993 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                   AS AMENDED AND RESTATED ON OCTOBER 15, 1996

SECTION 1. PURPOSES

        The purposes of the Wall Data Incorporated 1993 Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of Wall Data Incorporated (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress.

SECTION 2. SHARES SUBJECT TO THE PLAN

        Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Corporation's common stock, no par value per share (the "Common Stock"), for which options may be granted under the Plan is one hundred fifty thousand (150,000) (the "Shares"). The Shares shall be shares presently authorized but unissued and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.

SECTION 3. ADMINISTRATION OF THE PLAN

        The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under the Plan.

SECTION 4. PARTICIPATION IN THE PLAN

        Each member of the Board elected or appointed who is not otherwise an employee of the Corporation or any parent or subsidiary corporation (an "Eligible Director") shall automatically receive the grant of an option (the "First Option") to purchase 2,500 shares if such director is elected as a director at this Corporation's Annual Meeting of Shareholders on January 28, 1993. The First Option shall be automatically granted on the first day on which the Corporation's Common Stock is

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publicly traded. Each Eligible Director whose initial election or appointment to the Board of Directors occurs on or after January 29, 1993 and before March 15, 1996, shall automatically receive the grant of an option (the "Initial Option") to purchase 5,000 shares; each Eligible Director whose initial election or appointment to the Board of Directors occurs on or after March 15, 1996 shall receive an Initial Option to purchase 10,000 shares. The Initial Option shall be automatically granted on the day such Eligible Director is so elected or appointed.

        Commencing with the Annual Meeting of Shareholders as described in the Corporation's Bylaws (the "Annual Meeting") for 1993 through the Annual Meeting for 1995, each Eligible Director shall automatically receive the grant of an option (the "Annual Option") to purchase 1,250 shares, except that the Annual Options for 1993 shall be granted on the first day on which the Corporation's Common Stock is publicly traded; and commencing with the Annual Meeting for 1996 (May 1996) each Eligible Director shall automatically receive an Annual Option to purchase 2,500 shares. Each Eligible Director shall be entitled to receive an Annual Option notwithstanding the receipt of a First Option or Initial Option in the same calendar year.

SECTION 5. OPTION TERMS

        Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

        5.1 OPTION AGREEMENT

        Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

        5.2 OPTION EXERCISE PRICE

        The option exercise price for each option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" shall be the average of the high and low sales prices at which the Common Stock was sold on such date as reported by the NASDAQ National Market System on such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded.

        5.3 VESTING AND EXERCISABILITY

        A First Option for an Eligible Director shall vest and become exercisable 180

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days after the date of grant of the First Option.

        An Initial Option to an Eligible Director shall vest and become exercisable in accordance with the following schedule:

    Period of Eligible Directors'
 Continuous Service as a Director
With the Company From the Date the
          Initial Option                       Portion of Total Option Which Is
            is Granted                                   Exercisable


  upon the first anniversary date of the                      25%
        Initial Option grant date
  each completed month after such first                  An additional
             anniversary date                               2.0833%

        An Annual Option to an Eligible Director shall vest and become exercisable upon the date of the Annual Meeting next following the date of grant of such Annual Option.

        5.4 TIME AND MANNER OF EXERCISE OF OPTION

        Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 Shares (or the remaining Shares then purchasable under the option, if less than 100 Shares) may be purchased upon any exercise of option rights hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

        Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check, (ii) in shares of Common Stock already owned for at least six (6) months by the person exercising the option, valued at fair market value at the time of such exercise, or (iii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the corporation the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

        5.5 TERM OF OPTIONS

        Each option shall expire five years from the date of the granting thereof, but shall be subject to earlier termination as follows:

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               (a) In the event that an optionee ceases to be a director of the
        Corporation for any reason other than the death or total disability of the optionee, the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee may be exercised by him or her only within three months after the date such optionee ceases to be a director of the Corporation.

               (b) In the event of the death of an optionee, whether during the optionee's service as a director or during the three-month period referred to in Section 5.5(a), the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the options granted to such optionee shall be exercisable, and such options shall expire unless exercised within one year after the date of the optionee's death, by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

               (c) If an Eligible Director's service as a Director of the Company ceases because of a total disability, the unvested portion of the options granted to such optionee shall terminate immediately and the vested portion of the Eligible Director's option shall not terminate until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the Eligible Director which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Eligible Director to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company. Total disability shall be deemed to have occurred on the first day after the Company and the independent physicians have furnished their opinion of total disability to the Plan Administrator.

        5.6    TRANSFERABILITY

        During an optionee's lifetime, an option may be exercised only by the optionee or a permitted assignee or transferee (as provided below). Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by (a) will or the applicable laws of descent and distribution, (b) pursuant to a qualified domestic relation order, or (c) by gift or other transfer to either (i) a spouse or other

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immediate family member or (ii) any trust, partnership or other entity in which the optionee or such optionee's spouse or other immediate family member has a substantial beneficial interest; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the award. In addition, a recipient of an option may designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

        5.7 HOLDING PERIOD

        If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of any option granted under the Plan within six (6) months after the date the option was granted, such sale may result in short-swing profit liability under Section 16(b) of the Exchange Act.

        5.8 PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS STOCKHOLDER

        Neither the recipient of an option under the Plan nor the optionee's successor(s) in interest shall have any rights as a stockholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

        5.9 LIMITATION AS TO DIRECTORSHIP

        Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

        5.10 REGULATORY APPROVAL AND COMPLIANCE

        The Corporation shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

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SECTION 6. CAPITAL ADJUSTMENTS

        The aggregate number of Shares with respect to which options may be granted under the Plan, as provided in Section 2, the number of Shares subject to each outstanding option and the price per share specified in such options, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Corporation resulting from a subdivision or consolidation of shares or any other similar capital adjustment or the payment of a stock dividend.

        In the event of any adjustment in the number of Shares covered by any option, any fractional Shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full Shares resulting from such adjustment.

        Upon a merger (other than a merger of the Corporation in which the holders of the Corporation's common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization(other than a mere reincorporation or the creation of a holding company) or liquidation of the Corporation (each a "corporate transaction"), as a result of which the shareholders of the Corporation receive cash, stock or other property in exchange for or in connection with their shares of the Corporation's common stock, then the exercisability of each option outstanding under the Plan shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for any such corporate transaction, become fully exercisable with respect to the total number of Shares purchasable under such option and may be exercised for all or any portion of such Shares. To the extent such option is not exercised, it shall terminate, except that in the event of a corporate transaction in which shareholders of the Corporation receive capital stock of another corporation in exchange for their shares of the Corporation's common stock, such unexercised option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. Any such assumed or equivalent option shall be fully exercisable with respect to the total number of Shares purchasable under such option.

        Upon a merger of the Company in which the holders of the Corporation's common stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger, a mere reincorporation or the creation of a holding company, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such corporation, and the vesting schedule set forth herein shall continue to apply to such assumed or equivalent option.

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SECTION 7. EXPENSES OF THE PLAN

        All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation; none of such expenses shall be charged to any optionee.

SECTION 8. EFFECTIVE DATE AND DURATION OF THE PLAN

        The Plan shall be effective upon adoption by the Corporation's shareholders. The Plan shall continue in effect until it is terminated by action of the Board or the Corporation's shareholders, but such termination shall not affect the then-outstanding terms of any options.

SECTION 9. COMPLIANCE WITH RULE 16b-3

        It is the intention of the Corporation that the Plan comply in all respects with the requirements for a "formula plan" within the meaning attributed to that term for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with such requirements, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting such requirements.

SECTION 10. TERMINATION AND AMENDMENT OF THE PLAN

        The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan as a formula plan for purposes of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, no amendment may be made more than once every six (6) months that would change the amount, price, timing or vesting of the options, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that no amendment that would

               (a) materially increase the number of Shares that may be issued under the Plan, or

               (b) otherwise require shareholder approval under any applicable law or regulation shall be made without the approval of the Corporation's shareholders.

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                                    * * * * *

        Adopted by the Corporation's Board of Directors on January 7, 1993 and approved by the Corporation's shareholders on January 28, 1993.

        Amendment No. 1 adopted by the Corporation's Board of Directors on March 18, 1996 and approved by the Corporation's shareholders on May 21, 1996. Restated to incorporate Amendment No. 1 on March 18, 1996. Amended and Restated on October 15, 1996.

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                               AMENDMENT NO. 1 TO
                             WALL DATA INCORPORATED
                           1993 STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                   AS AMENDED AND RESTATED ON OCTOBER 15, 1996

        The Wall Data Incorporated 1993 Stock Option Plan For Non-Employee Directors (the "Plan") is amended as follows:

        1. Section 4 of the Plan is amended to add a new third paragraph as follows:

                In addition to the options set forth in the preceding paragraph and effective October 28, 1997, Robert Frankenberg shall automatically receive the grant of an option (the "Frankenberg Option") to purchase 30,000 shares. The Frankenberg Option shall vest and become exercisable over 3 years, one-third at each anniversary date, except that vesting shall be based on Mr. Frankenberg's period of continuous service as the Company's outside Chairman of the Board rather than on his service as a director. The Frankenberg Option shall terminate six (6) years from the date of grant and otherwise in accordance with Section
                5.5 of the Plan, except that early termination shall be based on Mr. Frankenberg's service as the Company's outside Chairman of the Board rather than on his service as a director.

        The date of the adoption of this Amendment No. 1 by the Board of Directors of the corporation is October 28, 1997. The effective date of this Amendment No. 1 shall be October 28, 1997, the date of adoption by the Board of Directors.

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                               AMENDMENT NO. 2 TO
                             WALL DATA INCORPORATED
                           1993 STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS
                   AS AMENDED AND RESTATED ON OCTOBER 15, 1996

        The Wall Data Incorporated 1993 Stock Option Plan For Non-Employee Directors (the "Plan") is amended as follows:

               Section 5 of the Plan is amended to add a new Section 5.11, which shall state as follows:

               5.11   PROHIBITION AGAINST REPRICING

               In no event shall any option issued and outstanding pursuant to the terms of the Plan be repriced to a lower option price at any time during the term of such option, without the prior affirmative vote of holders of a majority of shares of stock of the Corporation present at a meeting of shareholders in person or by proxy and entitled to vote thereon. Any amendment or repeal of this Section 5.11 shall require the affirmative vote of holders of a majority of shares of stock of the Corporation present at a meeting of shareholders in person or by proxy and entitled to vote thereon.

        The date of the adoption of this Amendment No. 2 by the Board of Directors of the corporation is April 20, 1999. The effective date of this Amendment No. 2 shall be April 20, 1999, the date of adoption by the Board of Directors.